UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 1, 2005
Date of Report (Date of earliest event reported)

PEERLESS SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	0-10269 (Commission File Number)	95-3732595 (IRS Employer Identification Number)

2381 Rosecrans Avenue
El Segundo, CA 90245
(Address of principal executive offices) (Zip Code)

(310) 536-0908
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On March 1, 2005, Peerless Systems Corporation (“Peerless”) entered into a memorandum of understanding with Kyocera Mita Corporation (“Kyocera Mita”) to provide non-exclusive engineering services and high-performance imaging technologies for use in a forthcoming line of Kyocera Mita printers and multi-function products. Pursuant to the MOU, Kyocera Mita has agreed to pay Peerless an aggregate of $24 million, which will be paid in $2 million quarterly payments over the initial three-year term of the MOU with the first payment to be made no later than April 29, 2005. Peerless is also eligible for certain performance incentives and will be due license fees from Kyocera Mita for all Peerless and its third-party technologies that are incorporated into Kyocera Mita products. The MOU, which states that it is binding, is effective as of February 1, 2005, and extends to January 31, 2008. The MOU will automatically renew on an annual basis after January 31, 2008, unless terminated by either party.

     It is important to note that Peerless and Kyocera Mita have neither entered into definitive agreements nor agreed upon the details necessary for finalizing definitive agreements. If Peerless and Kyocera Mita do enter into definitive agreements, the terms of the definitive agreements may be different than the terms set forth in the MOU and result in different outcomes than those described in this Current Report and the press release filed as Exhibit 99.1 to this Current Report.

Item 9.01. Financial Statements and Exhibits.

99.1	Peerless press release dated March 3, 2005.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEERLESS SYSTEMS CORPORATION
Date: March 3, 2005	By:	/s/ William R. Neil
		Name:	William Neil
		Title:	Vice President, Finance and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Peerless press release dated March 3, 2005.

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